Exhibit 99.1

AGS REPORTS THIRD QUARTER 2021 RESULTS

Third Quarter 2021 Highlights:

•	Domestic EGM RPD Exceeded $30 for the Second Consecutive Quarter
•	Domestic EGM Installed Base Increased Sequentially for the First Time Since Q3 2019
•	Domestic EGM Gaming Operations Revenue Eclipsed Q3 2019 Levels
•	Premium Game Footprint Nearly Doubled Year-to-Date
•	Table Products Revenue Reached Another All-Time Record
•	Net Loss Improved to $1.8 Million Compared to $3.9 Million in Q2 2021
•	Adjusted EBITDA Margin Surpassed the Upper End of our Targeted 45% to 47% Range
•	Approximately $118 Million of Available Liquidity as of September 30, 2021
•	Net Leverage Reduced to 4.7x as of September 30, 2021

LAS VEGAS, NOVEMBER 4, 2021 - PlayAGS, Incorporated (NYSE: AGS) ("AGS", "us", "we" or the "Company") today reported operating results for its third quarter ended September 30, 2021.

AGS President and Chief Executive Officer David Lopez said, "Our third quarter financial performance once again reflects our growing product momentum and improved execution across all three of our operating segments. The investments we have made into our business over the past eighteen months have strengthened our company's foundation, which should pave the way for meaningful shareholder value creation in the coming quarters."

Kimo Akiona, AGS' Chief Financial Officer, added, "Supported by our solid third quarter financial results and the stability we are in seeing within our business fourth quarter to date, we now expect to be nicely free cash flow positive for the full year 2021 and to end the year with net leverage inside of 4.5x TTM Adjusted EBITDA. Looking ahead, we continue to carefully manage our leverage and liquidity position to ensure we can execute on opportunities to lower our borrowing costs as they present themselves, with an intermediate-term focus on restoring the balance sheet flexibility we had prior to the onset of COVID-19, when our balance sheet was levered well inside of 4.0x."

Summary of the Three Months Ended September 30, 2021, 2020 and 2019

(In thousands, except per-share and Adjusted EBITDA margin data)

	Three Months Ended September 30,
				% Change
	2021	2020	2019	2021 vs 2020	2021 vs 2019
Revenues:
EGM	$61,600	$45,081	$75,299	36.6%	(18.2)%
Table Products	3,104	2,262	2,861	37.2%	8.5%
Interactive	2,573	1,941	1,217	32.6%	111.4%
Total revenues	$67,277	$49,284	$79,377	36.5%	(15.2)%
Income (loss) from operations	$7,011	$(2,402)	$5,579	(391.9)%	25.7%
Net (loss) income	$(1,829)	$(11,078)	$(5,536)	(83.5)%	(67.0)%
(Loss) income per share	$(0.05)	$(0.31)	$(0.16)	(83.9)%	(68.9)%

Adjusted EBITDA:
EGM	$29,474	$25,000	$35,825	17.9%	(17.7)%
Table Products	1,628	1,272	1,409	28.0%	15.5%
Interactive	806	750	(447)	7.5%	(280.3)%
Total Adjusted EBITDA(1)	$31,908	$27,022	$36,787	18.1%	(13.3)%
Total Adjusted EBITDA margin(2)	47.4%	54.8%	46.3%	(740 bps)	108 bps

Third Quarter 2021 Financial Results

•	Given the degree to which the COVID-19 pandemic impacted the global gaming industry throughout Q3 2020, we have included our Q3 2019 financial results in the tables presented throughout this release, as we believe comparisons to Q3 2019 metrics provide more meaningful insight into the recovery trajectory of our various business segments.
•	Consolidated revenue totaled $67.3 million compared to $49.3 million and $79.4 million in Q3 2020 and Q3 2019, respectively. Growth in domestic EGM gaming operations and Interactive revenue, combined with all-time record Table Products revenue, was more than offset by declines in EGM equipment sales and international EGM gaming operations revenue versus Q3 2019 levels. Although Q3 2021 EGM equipment sales revenue came in below Q3 2019 levels, we are encouraged by evidence of operators' growing propensity to commit capital for new equipment purchases. Similarly, while efforts to curtail the spread of COVID-19, coupled with the lack of fiscal stimulus, has protracted the recovery in our Mexico gaming operations business, we remain cautiously optimistic in the prospects for the Mexico gaming market to make a full recovery.
•

Gaming operations, or recurring revenue, increased to $53.2 million versus $36.3 million and $52.5 million in Q3 2020 and Q3 2019, respectively. Relative to Q3 2019, the growth achieved within our domestic EGM, Table Products, and Interactive recurring revenue businesses was partially offset by a decline in our international EGM recurring revenue business, as previously discussed. In aggregate, recurring revenue accounted for 79.1% of our consolidated Q3 2021 revenue compared to 73.7% in Q3 2020 and 66.2% in Q3 2019.

•	Our 2021 third quarter net loss of $1.8 million improved as compared to net losses of $11.1 million and $5.5 million realized in Q3 2020 and Q3 2019, respectively. The year-over-year decline in our reported net loss reflects our improved operating performance and lower depreciation and amortization ("D&A") expense. The improvement in our reported net loss, as compared to the level reported in Q3 2019, was driven by lower D&A and income tax expense, partially offset by slightly higher interest expense.
•

Total Adjusted EBITDA (non-GAAP)(1) was $31.9 million compared to $27.0 million in Q3 2020 and $36.8 million in Q3 2019. Interactive and Table Products Adjusted EBITDA increased sharply relative to the levels achieved in Q3 2019, supported by successful execution of our strategic revenue growth initiatives within each of the segments. EGM Adjusted EBITDA decreased 17.7% versus Q3 2019 levels, as the upside from our improved Q3 2021 domestic EGM gaming operations performance was more than offset by the more gradual recoveries we are experiencing  within our EGM product sales and international EGM gaming operations businesses.

•

Total Adjusted EBITDA margin (non-GAAP)(1) was 47.4% compared to 54.8% in Q3 2020. Margins in the prior year period benefitted from our domestic recurring revenue businesses recovering from COVID-19-related shutdowns in advance of normalization in our operating expenses as well as a sale of previously leased units to a distributor in the prior year with a favorable gross margin. Adjusted EBITDA margin expanded by 108bps versus Q3 2019, supported by a favorable mix of higher-margin recurring revenues and the rate of our revenue recovery from post-COVID-19 lows exceeding the rate of normalization in our operating costs.

(1) Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP measures, see non-GAAP reconciliation below.

(2) Basis points ("bps").

EGM

Three Months Ended September 30, 2021 compared to Three Months Ended September 30, 2020 and 2019

(Amounts in thousands, except unit data)	Three Months Ended September 30,
				% Change
	2021	2020	2019	2021 vs 2020	2021 vs 2019
EGM segment revenues:
Gaming operations	$47,705	$32,188	$48,854	48.2%	(2.4)%
Equipment sales	13,895	12,893	26,445	7.8%	(47.5)%
Total EGM revenues	$61,600	$45,081	$75,299	36.6%	(18.2)%

EGM Adjusted EBITDA	$29,474	$25,000	$35,825	17.9%	(17.7)%

EGM unit information:
VLT	-	512	517	(100.0)%	(100.0)%
Class II	11,272	11,887	12,355	(5.2)%	(8.8)%
Class III	4,495	4,426	5,852	1.6%	(23.2)%
Domestic installed base, end of period	15,767	16,825	18,724	(6.3)%	(15.8)%
International installed base, end of period	7,896	8,030	8,668	(1.7)%	(8.9)%
Total installed base, end of period	23,663	24,855	27,392	(4.8)%	(13.6)%

Installed base - Oklahoma	8,107	9,063	10,503	(10.5)%	(22.8)%
Installed base - non-Oklahoma	7,660	7,762	8,221	(1.3)%	(6.8)%
Domestic installed base, end of period	15,767	16,825	18,724	(6.3)%	(15.8)%

Domestic revenue per day	$31.08	$20.81	$25.08	49.4%	23.9%
International revenue per day	$5.11	$0.78	$7.99	555.1%	(36.0)%
Total revenue per day	$22.40	$14.50	$19.68	54.5%	13.8%

Domestic EGM unit sales components:
Casino opening and expansion units	110	117	348	(6.0)%	(68.4)%
Other	553	270	1,002	104.8%	(44.8)%
Total Domestic EGM units sold	663	387	1,350	71.3%	(50.9)%
International EGM units sold	-	-	41	N/A	(100.0)%
Total EGM units sold	663	387	1,391	71.3%	(52.3)%

Domestic average sales price	$18,970	$18,190	$18,476	4.3%	2.7%

EGM Quarterly Results

Domestic Gaming Operations(3)
•	Domestic gaming operations, or recurring revenue, increased to $44.0 million compared to $31.6 million and $42.5 million in Q3 2020 and Q3 2019, respectively. A greater mix of higher-yielding premium games, more consistent core game content execution, and a generally accommodative gaming macroeconomic backdrop drove our improved revenue performance.
•	Our domestic EGM installed base grew by more than 300 units versus the 15,446 units installed at June 30, 2021, marking the first quarterly sequential increase since Q3 2019. Growing operator demand for our expanded suite of premium recurring revenue products and new casino opening and expansion activity paced the quarterly sequential unit growth. Our domestic installed base decreased by 1,058 units and 2,957 units versus Q3 2020 and Q3 2019, respectively, with the majority of the decline directly attributable to our decision to opportunistically prune lower-yielding units.
•

Domestic EGM revenue per day ("RPD") increased 23.9% to $31.08 compared to $25.08 in Q3 2019. Continued growth of our higher-yielding premium game footprint, accelerating core game content momentum, the opportunistic pruning of lower-yielding units, and a supportive gaming macroeconomic environment drove our improved RPD performance.

•	Our premium games accounted for more than 8% of our domestic EGM installed base at September 30, 2021 compared to 6.4% at June 30, 2021 and 4.2% at December 31, 2020. We estimate our premium games generated nearly 13% of our Q3 2021 domestic gaming operations revenue.
International Gaming Operations
•	International gaming operations revenue totaled $3.7 million compared to $0.6 million in Q3 2020 and $6.3 million in Q3 2019. The decline versus Q3 2019 reflects the degree to which our Mexico business has been impacted by measures implemented to slow the spread of COVID-19, including the imposition of casino capacity restrictions. Additionally, in contrast to the United States, Mexico has not provided any type of fiscal stimulus to support its post-COVID-19 economic recovery.
•	We estimate approximately 65% of our 7,896-unit international installed base was active and playable as of September 30, 2021 compared to 36% as of December 31, 2020.
•	International RPD was $5.11 compared to $0.78 in Q3 2020 and $7.99 in Q3 2019. International RPD improved approximately 10% on a quarterly sequential basis from the $4.66 achieved in Q2 2021, supported by an increase in the number of active playable games in casinos throughout Q3 2021.
•	Our international installed base totaled 7,896 units at September 30, 2021, representing a modest increase as compared to the 7,879 units installed as of June 30, 2021.
•	Given the protracted revenue recovery we are experiencing within our Mexico business, our team remains laser focused on managing costs to preserve profitability. To that end, our international segment continued to contribute positive Adjusted EBITDA in Q3 2021.
Equipment Sales
•	We sold a total of 663 EGM units compared to 387 units and 1,391 units in Q3 2020 and Q3 2019, respectively. EGM unit sales increased modestly versus the 613 units sold in Q2 2021. We attribute the sequential growth in EGM unit sales to accelerating AGS core game content momentum and further recovery in core North American replacement unit demand, partially offset by a more modest opening and expansion opportunity set.
•	Domestic average sales price ("ASP") was $18,970 versus $18,190 in Q3 2020 and $18,476 in Q3 2019. Our improved ASP reflects a greater mix of premium-priced Orion Curve cabinets, which accounted for approximately 60% of Q3 2021 total units sold.
•	We sold units into 23 U.S. states and two Canadian provinces throughout Q3 2021, with Nevada, Florida, and Michigan emerging as our top three sales markets.
Product Highlights
•	Customer demand for our Orion Curve Premium package continues to strengthen, with current installs performing well above house average. In addition to broadening our available product configurations to provide added versatility for future installs, we continue to develop a deep pipeline of new premium game content to further support our long-term growth initiatives within the higher-yielding premium segment.
•	Our Ultimate Choice Jackpots and Coin Bonanza families of core games are delivering solid performance, helping us achieve the largest percentage point growth in the "Top New Core Games" category over the last six months in the October 2021 Eilers-Fantini Game Performance Report.
•	Customer feedback on our array of new game themes and cabinet configurations recently showcased at the Global Gaming Expo has proven overwhelmingly positive. Notably, customers appear encouraged by our enhanced graphics, new game play mechanics and more diversified content offerings, helping to stimulate demand for our products.

(3) "Domestic" includes both the United States and Canada.

Table Products

Three Months Ended September 30, 2021 compared to Three Months Ended September 30, 2020 and 2019

(Amounts in thousands, except unit data)	Three Months Ended September 30,
				% Change
	2021	2020	2019	2021 vs 2020	2021 vs 2019
Table Products segment revenues:
Gaming operations	$2,953	$2,170	$2,451	36.1%	20.5%
Equipment sales	151	92	410	64.1%	(63.2)%
Total Table Products revenues	$3,104	$2,262	$2,861	37.2%	8.5%

Table Products Adjusted EBITDA	$1,628	$1,272	$1,409	28.0%	15.5%

Table Products unit information:
Table Products installed base, end of period	4,648	4,012	3,601	15.9%	29.1%
Average monthly lease price	$212	$169	$232	25.4%	(8.6)%

Table Products Quarterly Results

•	Gaming operations, or recurring revenue, grew to a record $3.0 million, paced by continued customer adoption of our industry-leading table game progressive products and the growing appeal of our all-inclusive site license offering, the AGS Arsenal. Recurring revenue increased approximately 6% over the previous record of $2.8 million set in Q2 2021.
•	Adjusted EBITDA increased 15.5% versus Q3 2019 and 12.4% on a quarterly sequential basis to a record $1.6 million. Adjusted EBITDA margin was 52.4% compared to 51.2% in Q2 2021 and 49.2% in Q3 2019.
•

Our installed base grew by 190 units on a quarterly sequential basis, with growth witnessed across all segments of our diversified Table Products portfolio, including side bets, progressives, premium games, and card shufflers.

•	Operator interest in our industry-leading and expanding table game progressive product suite continues to build, pushing our progressive installed base to a record 1,696 units at September 30, 2021. Customer demand for our Royal 9 Baccarat and Super 4 STAX progressive products remains strong, while the installed base of our highly anticipated Bonus Spin Xtreme ("BSX") progressive eclipsed 35 units as of September 30, 2021. Based upon the strong initial customer feedback we have received, we expect BSX customer adoption to accelerate in the quarters ahead.
•

Our average monthly lease price ("AMLP") increased 2.4% compared to the $207 achieved in Q2 2021. The nearly 9% decline in AMLP versus Q3 2019 levels reflects the impact of AGS Arsenal on our reported metrics, as this offering is intended to drive down per unit pricing in return for an increase in contracted monthly revenue.

•	We were live with 13 AGS Arsenal site licenses at the end of Q3 2021 compared to ten at the end of Q2 2021. Interest in our site license offering continues to grow as our customers look for ways to further enhance the efficiency of their table game operations.
•	We continue to proceed with a field trial of our PAX S specialty card shuffler as we prepare for a full-scale product launch.

Interactive

Three Months Ended September 30, 2021 compared to Three Months Ended September 30, 2020 and 2019

(Amounts in thousands)	Three Months Ended September 30,
				% Change
	2021	2020	2019	2021 vs 2020	2021 vs 2019
Interactive segment revenue:
Social gaming revenue	$558	$829	$712	(32.7)%	(21.6)%
Real-money gaming revenue	2,015	1,112	505	81.2%	299.0%
Total Interactive revenue	$2,573	$1,941	$1,217	32.6%	111.4%

Interactive Adjusted EBITDA	$806	$750	$(447)	7.5%	(280.3)%

Interactive Quarterly Results

•	Total Interactive revenue increased 32.6% year-over-year to $2.6 million, supported by outsized growth within our RMG business.
•	Interactive Adjusted EBITDA grew to $806 thousand, marking the segment's seventh consecutive quarter of positive Adjusted EBITDA performance.
•

RMG revenue increased 81.2% year-over-year to $2.0 million. The successful launch of our RMG platform with additional iGaming operators, the expansion of regulated iGaming to additional North American jurisdictions, including several Canadian provinces, and continued strong performance of AGS game content benefitted the year-over-year RMG revenue comparison.

•	We currently have a full array of AGS titles available for play online, with our Capital Gains, Tiger Lord, and Aztec Chief game themes delivering solid performance.
•	Social gaming revenue of $558 thousand was relatively consistent with the prior sequential quarter, as we continue to prioritize stability and profitability within this segment of our business. The year-over-year revenue comparison was impacted by the consumer's preference for at-home activities during Q3 2020 in response to the global spread of COVID-19.

Liquidity and Capital Expenditures

As of September 30, 2021, we had $117.8 million of total available liquidity, comprised of an $87.8 million available cash balance and $30.0 million of revolver availability, compared to total available liquidity of $111.7 million at December 31, 2020. The total principal amount of debt outstanding, as of September 30, 2021, was $617.5 million, predominantly comprised of $616.4 million in first lien term loans, which mature in February 2024.

In May 2020, we issued an additional $95.0 million secured term loan to increase the Company’s cash position and strengthen our financial flexibility in response to the uncertain gaming industry operating environment that emerged following the global spread of the COVID-19 virus. In conjunction with the $95.0 million offering, the Company negotiated a financial covenant relief period through December 31, 2020 related to its net first lien leverage ratio financial covenant and implemented a revised calculation of Adjusted EBITDA to measure the net first lien leverage ratio for the first three quarters of 2021. As of September 30, 2021, our net first lien leverage ratio, measured in accordance with the revised calculation of Adjusted EBITDA referenced above, was 4.3 times, putting us in compliance with our 6.0 times financial covenant.

Total net debt, which is the principal amount of debt outstanding less cash and cash equivalents, as of September 30, 2021 was approximately $529.6 million compared to approximately $540.8 million at December 31, 2020. Our Total Net Debt Leverage Ratio decreased from 7.5 times at December 31, 2020 to 4.7 times at September 30, 2021 (see Total Net Debt Leverage Ratio Reconciliation below(4)).

Third quarter 2021 capital expenditures totaled $14.9 million, primarily comprised of $9.1 million in growth capital expenditures, which reflect costs associated with the placement of additional units into our leased installed base, and $4.1 million in intangible capital expenditures, inclusive of capitalized internal software development costs. Capital expenditures for the nine months ended September 30, 2021 totaled $36.3 million compared to $53.6 million for the nine months ended September 30, 2019.

(4) Total Adjusted EBITDA and total net debt leverage ratio are non-GAAP measures, see non-GAAP reconciliation below.

Conference Call and Webcast

AGS leadership will host a conference call to review the Company's third quarter 2021 results on November 4, 2021, at 5 p.m. EDT. Participants may access a live webcast of the conference call, along with a slide presentation reviewing the quarterly results, at the Company's Investor Relations website http://investors.playags.com. A replay of the webcast will be available on the website following the live event. U.S. and Canadian participants may access the call live by telephone by calling +1 (844) 200-6205, while international participants should call +1 (646) 904-5544 . The conference ID/access code is 790955.

Company Overview

AGS is a global company focused on creating a diverse mix of entertaining gaming experiences for every kind of player. Our roots are firmly planted in the Class II tribal gaming market, but our customer-centric culture and remarkable growth have helped us branch out to become one of the most all-inclusive commercial gaming equipment suppliers in the world. Powered by high-performing Class II and Class III slot products, an expansive table products portfolio, highly rated social casino, real-money gaming solutions for players and operators, and best-in-class service, we offer an unmatched value proposition for our casino partners. Learn more at playags.com.

AGS Investor & Media Contacts:

Brad Boyer, Vice President of Investor Relations, Corporate Development and Strategy

bboyer@playags.com

Julia Boguslawski, Chief Marketing Officer

jboguslawski@playags.com

©2021 PlayAGS, Inc. Products referenced herein are sold by AGS LLC or other subsidiaries of PlayAGS, Inc. Solely for convenience, marks, trademarks and trade names referred to in this press release appear without the ® and  TM and SM  symbols, but such references are not intended to indicate, in any way, that PlayAGS, Inc. will not assert, to the fullest extent under applicable law, its rights or the rights of the applicable licensor to these marks, trademarks and trade names.

Forward-Looking Statement

This release contains, and oral statements made from time to time by our representatives may contain, forward-looking statements based on management’s current expectations and projections, which are intended to qualify for the safe harbor of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements regarding the proposed public offering and other statements identified by words such as “believe,” “will,” “may,” “might,” “likely,” “expect,” “anticipates,” “intends,” “plans,” “seeks,” “estimates,” “believes,” “continues,” “projects” and similar references to future periods, or by the inclusion of forecasts or projections. All forward-looking statements are based on current expectations and projections of future events.

These forward-looking statements reflect the current views, models, and assumptions of AGS, and are subject to various risks and uncertainties that cannot be predicted or qualified and could cause actual results in AGS’s performance to differ materially from those expressed or implied by such forward looking statements. These risks and uncertainties include, but are not limited to, the ability of AGS to maintain strategic alliances, unit placements or installations, grow revenue, garner new market share, secure new licenses in new jurisdictions, successfully develop or place proprietary product, comply with regulations, have its games approved by relevant jurisdictions, the effects of COVID-19 on the Company’s business and results of operations and other factors set forth under Item 1. “Business,” Item 1A. “Risk Factors” in AGS’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission. All forward-looking statements made herein are expressly qualified in their entirety by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. Readers are cautioned that all forward-looking statements speak only to the facts and circumstances present as of the date of this press release. AGS expressly disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

PLAYAGS, INC.

CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except share and per share data)

	September 30,	December 31,
	2021	2020
Assets
Current assets
Cash and cash equivalents	$87,844	$81,689
Restricted cash	20	20
Accounts receivable, net of allowance of $2,090 and $2,077, respectively	51,879	41,743
Inventories	27,805	26,902
Prepaid expenses	8,069	4,210
Deposits and other	8,283	4,704
Total current assets	183,900	159,268
Property and equipment, net	75,263	81,040
Goodwill	285,464	286,042
Intangible assets	166,047	187,644
Deferred tax asset	6,358	6,762
Operating lease assets	11,371	9,763
Other assets	9,096	10,259
Total assets	$737,499	$740,778

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$11,596	$9,547
Accrued liabilities	36,208	26,325
Current maturities of long-term debt	6,883	7,031
Total current liabilities	54,687	42,903
Long-term debt	599,863	601,560
Deferred tax liability, non-current	2,222	2,254
Operating lease liabilities, long-term	10,949	9,497
Other long-term liabilities	23,396	30,781
Total liabilities	691,117	686,995
Commitments and contingencies
Stockholders’ equity
Preferred stock at $0.01 par value; 50,000,000 shares authorized, no shares issued and outstanding	-	-
Common stock at $0.01 par value; 450,000,000 shares authorized at September 30, 2021 and at December 31, 2020; and 36,886,287 and 36,494,002 shares issued and outstanding at September 30, 2021 and December 31, 2020, respectively.	369	364
Additional paid-in capital	388,486	379,917
Accumulated deficit	(335,799)	(321,412)
Accumulated other comprehensive loss	(6,674)	(5,086)
Total stockholders’ equity	46,382	53,783
Total liabilities and stockholders’ equity	$737,499	$740,778

PLAYAGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(amounts in thousands, except per share data)

	Three Months Ended September 30,
	2021	2020
Revenues
Gaming operations	$53,231	$36,299
Equipment sales	14,046	12,985
Total revenues	67,277	49,284
Operating expenses
Cost of gaming operations(5)	9,641	8,268
Cost of equipment sales(5)	6,805	3,981
Selling, general and administrative	15,913	10,862
Research and development	9,269	6,180
Write-downs and other charges	197	1,932
Depreciation and amortization	18,441	20,463
Total operating expenses	60,266	51,686
Income (loss) from operations	7,011	(2,402)
Other expense (income)
Interest expense	10,700	11,330
Interest income	(263)	(671)
Loss on extinguishment and modification of debt	-	-
Other expense (income)	1,126	(311)
(Loss) income before income taxes	(4,552)	(12,750)
Income tax benefit (expense)	2,723	1,672
Net (loss) income	(1,829)	(11,078)
Foreign currency translation adjustment	(1,612)	1,375
Total comprehensive (loss) income	$(3,441)	$(9,703)

Basic and diluted loss per common share:
Basic	$(0.05)	$(0.31)
Diluted	$(0.05)	$(0.31)
Weighted average common shares outstanding:
Basic	$36,725	$35,647
Diluted	$36,725	$35,647

(5) Exclusive of depreciation and amortization.

PLAYAGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands)

	Nine Months Ended September 30,
	2021	2020
Cash flows from operating activities
Net (loss) income	$(13,482)	$(68,136)
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	55,460	66,353
Accretion of contract rights under development agreements and placement fees	4,916	5,643
Amortization of deferred loan costs and discount	3,439	2,538
Stock-based compensation expense	8,856	4,726
Provision (benefit) for bad debts	313	1,133
Loss on disposition of long-lived assets	388	2,004
Impairment of assets	653	6
Fair value adjustment of contingent consideration	(56)	796
Provision for deferred income tax (benefit)	159	(518)
Changes in assets and liabilities that relate to operations:
Accounts receivable	(10,646)	19,391
Inventories	945	5,840
Prepaid expenses	(3,862)	(1,463)
Deposits and other	(3,565)	667
Other assets, non-current	3,054	1,955
Accounts payable and accrued liabilities	7,625	(21,216)
Net cash provided by operating activities	54,197	19,719
Cash flows from investing activities
Customer notes receivable	-	(4,690)
Proceeds from payments on customer notes receivable	-	279
Purchase of intangible assets	-	(1,414)
Software development and other expenditures	(11,329)	(8,004)
Proceeds from disposition of assets	35	32
Purchases of property and equipment	(24,938)	(12,196)
Net cash used in investing activities
Cash flows from financing activities	-	-
Repayment of first lien credit facilities	(4,040)	(4,040)
Repayment of incremental term loans	(713)	(238)
Payment of financed placement fee obligations	(3,690)	(4,179)
Proceeds from incremental term loans	-	92,150
Borrowing on revolver	-	30,000
Payment of deferred loan costs	(848)	(5,744)
Payments of previous acquisition obligation	(416)	(292)
Payments on finance leases and other obligations	(1,195)	(1,012)
Repurchase of stock	(905)	(483)
Proceeds from stock option exercise	-	158
Net cash (used in) provided by financing activities	(11,807)	106,320
Effect of exchange rates on cash and cash equivalents	(3)	(8)
Net increase in cash, cash equivalents and restricted cash	6,155	100,038
Cash, cash equivalents and restricted cash, beginning of period	81,709	13,182
Cash, cash equivalents and restricted cash, end of period	$87,864	$113,220

Supplemental cash flow information:
Non-cash investing and financing activities:
Leased assets obtained in exchange for new operating lease liabilities	$3,042	$-
Leased assets obtained in exchange for new finance lease liabilities	$317	$426

Non-GAAP Financial Measures

To provide investors with additional information in connection with our results as determined by generally accepted accounting principles in the United States (“GAAP”), we disclose the following non-GAAP financial measures: total Adjusted EBITDA, total Adjusted EBITDA margin, total net debt leverage ratio, and Free Cash Flow. These measures are not financial measures calculated in accordance with GAAP and should not be considered as a substitute for net income, operating income, cash flows, or any other measure calculated in accordance with GAAP, and may not be comparable to similarly titled measures reported by other companies.

Total Adjusted EBITDA

This press release and accompanying schedules provide certain information regarding Adjusted EBITDA, which is considered a non-GAAP financial measure under the rules of the Securities and Exchange Commission.

We believe that the presentation of total Adjusted EBITDA is appropriate to provide additional information to investors about certain material non-cash items that we do not expect to continue at the same level in the future, as well as other items we do not consider indicative of our ongoing operating performance. Further, we believe total Adjusted EBITDA provides a meaningful measure of operating profitability because we use it for evaluating our business performance, making budgeting decisions, and comparing our performance against that of other peer companies using similar measures. It also provides management and investors with additional information to estimate our value.

Total Adjusted EBITDA is not a presentation made in accordance with GAAP. Our use of the term total Adjusted EBITDA may vary from others in our industry. Total Adjusted EBITDA should not be considered as an alternative to operating income or net income. Total Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation or as a substitute for the analysis of our results as reported under GAAP.

Our definition of total Adjusted EBITDA allows us to add back certain non-cash charges that are deducted in calculating net income and to deduct certain gains that are included in calculating net income. However, these expenses and gains vary greatly, and are difficult to predict. They can represent the effect of long-term strategies as opposed to short-term results. In addition, in the case of charges or expenses, these items can represent the reduction of cash that could be used for other corporate purposes. Due to these limitations, we rely primarily on our GAAP results, such as net loss, (loss) income from operations, EGM Adjusted EBITDA, Table Products Adjusted EBITDA or Interactive Adjusted EBITDA and use Total Adjusted EBITDA only supplementally.

The total Adjusted EBITDA discussion above is also applicable to its margin measure, which is calculated as total Adjusted EBITDA as a percentage of Total Revenue.

The following table presents a reconciliation of total Adjusted EBITDA to net loss, which is the most comparable GAAP measure:

Total Adjusted EBITDA Reconciliation

(Amounts in thousands)				% Change
	2021	2020	2019	2021 vs 2020	2021 vs 2019
Net (loss) income	$(1,829)	$(11,078)	$(5,536)	(83.5)%	(67.0)%
Income tax (benefit) expense	(2,723)	(1,672)	1,926	62.9%	(241.4)%
Depreciation and amortization	18,441	20,463	23,810	(9.9)%	(22.5)%
Other expense	1,126	(311)	(106)	(462.1)%	N/A
Interest income	(263)	(671)	(42)	(60.8)%	526.2%
Interest expense	10,700	11,330	9,320	(5.6)%	14.8%
Write-downs and other(6)	197	1,932	807	(89.8)%	(75.6)%
Other adjustments(7)	17	2,413	(3)	(99.3)%	(666.7)%
Other non-cash charges(8)	2,030	2,415	2,426	(15.9)%	(16.3)%
Legal and litigation expenses including settlement payments(9)	193	389	1,745	(50.4)%	(88.9)%
Acquisitions and integration-related costs including restructuring and severance(10)	25	79	481	(68.4)%	(94.8)%
Non-cash stock-based compensation	3,994	1,733	1,959	130.5%	103.9%
Total Adjusted EBITDA	$31,908	$27,022	$36,787	18.1%	(13.3)%

(Amounts in thousands, except Adjusted EBITDA margin)				% Change
	2021	2020	2019	2021 vs 2020	2021 vs 2019
Total revenues	$67,277	$49,284	$79,377	36.5%	(15.2)%
Adjusted EBITDA	$31,908	$27,022	$36,787	18.1%	(13.3)%
Adjusted EBITDA margin	47.4%	54.8%	46.3%	(13.5)%	2.3%

(6) Write-downs and other includes items related to loss on disposal or impairment of long-lived assets and fair value adjustments to contingent consideration.

(7) Other adjustments are primarily composed of costs and inventory and receivable valuation charges associated with the COVID-19 pandemic, professional fees incurred for projects, corporate and public filing compliance, contract cancellation fees, and other transaction costs deemed to be non-operating in nature, as well as costs incurred related to public offerings.

(8) Other non-cash charges are costs related to non-cash charges and losses on the disposition of assets, non-cash charges on capitalized installation and delivery, which primarily includes the costs to acquire contracts that are expensed over the estimated life of each contract, and non-cash charges related to accretion of contract rights under development agreements.

(9) Legal and litigation expenses including settlement payments consist of payments to law firms and settlements for matters that are outside the normal course of business.

(10) Acquisition and integration costs primarily relate to costs incurred related to the purchase of businesses, such as the purchase of Integrity, to integrate operations and obtain costs synergies. Restructuring and severance costs primarily relate to costs incurred through the restructuring of the Company’s operations from time to time and other employee severance costs recognized in the periods presented.

Total Net Debt Leverage Ratio Reconciliation

The following table presents a reconciliation of total net debt and total net debt leverage ratio:

(Amounts in thousands, except net debt leverage ratio)	September 30,	December 31,
	2021	2020
Total principal amount of debt	$617,452	$622,509
Less: Cash and cash equivalents	87,844	81,689
Total net debt	$529,608	$540,820
LTM Adjusted EBITDA	$111,632	$71,669
Total net debt leverage ratio	4.7	7.5

Free Cash Flow

This schedule provides certain information regarding Free Cash Flow, which is considered a non-GAAP financial measure under the rules of the Securities and Exchange Commission.

We define Free Cash Flow as net cash provided by operating activities less cash outlays related to capital expenditures. We define capital expenditures to include purchase of intangible assets, software development and other expenditures, and purchases of property and equipment. In arriving at Free Cash Flow, we subtract cash outlays related to capital expenditures from net cash provided by operating activities because they represent long-term investments that are required for normal business activities. As a result, subject to the limitations described below, Free Cash Flow is a useful measure of our cash available to repay debt and/or make other investments.

Free Cash Flow adjusts for cash items that are ultimately within management’s discretion to direct, and therefore, may imply that there is less or more cash that is available than the most comparable GAAP measure. Free Cash Flow is not intended to represent residual cash flow for discretionary expenditures since debt repayment requirements and other non-discretionary expenditures are not deducted. These limitations are best addressed by using Free Cash Flow in combination with the GAAP cash flow numbers.

The following table presents a reconciliation of Free Cash Flow:

(Amounts in thousands)	Nine Months Ended September 30, 2021	Six Months Ended September 30, 2021	Three Months Ended September 30, 2021
Net cash provided by operating activities	$54,197	$35,893	$18,304
Software development and other expenditures	(11,329)	(7,210)	(4,119)
Purchases of property and equipment	(24,938)	(14,191)	(10,747)
Free Cash Flow	$17,930	$14,492	$3,438

(Amounts in thousands)	Nine Months Ended September 30, 2020	Six Months Ended September 30, 2020	Three Months Ended September 30, 2020
Net cash provided by operating activities	$19,719	$7,867	$11,852
Purchase of intangible assets	(1,414)	(925)	(489)
Software development and other expenditures	(8,004)	(5,530)	(2,474)
Purchases of property and equipment	(12,196)	(8,057)	(4,139)
Free Cash Flow	$(1,895)	$(6,645)	$4,750